Mail Stop 3233
                                                               November 30,
2018


     Via Email
     Mr. Bryan McLaren
     Chief Executive Officer
     Zoned Properties, Inc.
     14300 N. Northsight Blvd., #208
     Scottsdale, AZ 85260


            Re:    Zoned Properties, Inc.
                   Form 10-K for the year ended December 31, 2017
                   Filed March 13, 2018
                   Form 10-K for the year ended December 31, 2016
                   Filed March 27, 2017
                   File No. 000-51640

     Dear Mr. McLaren:

            We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                               Sincerely,

                                                               /s/ Isaac
Esquivel

                                                               Isaac Esquivel
                                                               Staff Accountant
                                                               Office of Real
Estate and
                                                               Commodities


     Cc: Laura Anthony, Esq. (via Email)